Exhibit 10.47
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), effective as of January 1, 2009, is by and between EntreMed, Inc., a Delaware corporation having its principal office at 9640 Medical Center Drive, Rockville, MD 20850 (the “Company”) and Mark R. Bray (the “Executive”).
     FOR AND IN CONSIDERATION of the mutual premises, agreements and covenants contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:
1. Employment; Position and Duties.
Subject to the terms hereof, the Company hereby agrees to employ Executive during the Term (as hereafter defined) to act as, and to exercise all of the powers and functions of its Vice President, Research, and to perform such acts and duties and to generally furnish such services to the Company and its subsidiaries (if any) as is customary for a senior management person with a similar position in like companies. Among other things, and subject to change at the discretion of the Executive Committee of the Board of Directors (the “Board”), the Executive shall be responsible for leading the research support for the Company’s clinical activities, including drug candidate trials for ENMD 2076. Executive shall report directly to the Executive Committee of the Board or such other senior officers of the Company as designated from time to time by the Executive Committee, and have such other powers, duties and responsibilities as the Executive Committee shall from time to time reasonably prescribe. Executive will be a member of the Company’s Senior Management Team and Business Development Team. Executive hereby agrees to accept such employment and shall perform and discharge faithfully, diligently, and to the best of his abilities such duties and responsibilities and shall devote sufficient working time and efforts to the business and affairs of the Company and its subsidiaries.
2. Place of Employment.
While Executive is employed by the Company during the Term, Executive shall conduct his duties and responsibilities hereunder primarily from the Company’s offices located in Toronto, Canada (except for routine and customary business travel), or from such other location in the Toronto, Canada metropolitan area as designated from time to time by the Executive Committee. Executive shall travel to the Company’s Rockville, Maryland offices for business matters from time to time, as determined by Executive or as requested.
3. Compensation
     a. Base Salary. While the Company employs the Executive during the Term, the Company shall pay to Executive an annual base salary (“Base Salary”) of no less than USD$200,000, payable in accordance with the Company’s customary payroll policy for its Canadian employees. Such Base Salary shall be paid to Executive in Canadian Dollars, based upon the exchange rate of Canadian Dollars to United States Dollars in effect on January 1, 2009.

     b. Base Salary Adjustments. Executive’s Base Salary shall be reviewed at least annually in accordance with the Company’s customary practices for its executives. The Board or a committee thereof may make such adjustments, as it deems appropriate in its sole discretion; provided, however, in no event shall the Company pay Executive a Base Salary of less than USD$200,000, unless the change to Executive’s Base Salary was applicable to the annual base salary of all senior executives of the Company in substantially the same manner.
     c. Incentive Compensation. While the Company employs Executive during the Term, Executive’s annual incentive compensation (“Incentive Compensation”) shall be targeted at 25% of base compensation, the exact amount of which shall be determined by the Board or a committee thereof in its sole discretion. Executive shall be eligible for Incentive Compensation commencing at the start of the Initial Term. Such bonus, if any, shall be paid within ninety (90) days following the last day of each fiscal year of the Company.
     d. Certain Other Benefits. Throughout the Term, Executive shall be entitled to participate in any and all employee benefit plans and arrangements which are available to senior executive officers of the Company, including without limitation, group medical, disability and life insurance plans, and Company’s Directors and Officers (D&O) insurance policy. Executive shall also be afforded no fewer than twenty-three (23) days paid time off (PTO) pursuant to policies fixed by the Company.
     e. Expenses. The Company shall pay or reimburse Executive for all reasonable business expenses actually paid or incurred by Executive while Executive is employed by the Company during the Term subject to reasonable documentation and in accordance with the Company’s business expense reimbursement policy.
4. Term.
The term of this Agreement shall be the period commencing on January 1, 2009 and continuing for one year (the “Initial Term”); provided, however, that the Term of this Agreement shall be extended automatically for successive one year periods (each one-year extension a “Successor Term” and together with the Initial Term referred to herein as the “Term”) unless written notice of nonextension is provided by either party to the other party at least sixty (60) days prior to the end of the Initial Term or any Successor Term. In the event that this Agreement is not extended at the end of the Initial Term or any Successor Term and thereby terminates, only paragraphs 6, 7, 8(d), 8(g), 8(h), 8(i) and 11 shall survive such termination, except that Executive shall be entitled to receive compensation and benefits to the extent expressly provided herein or by the terms of any of the Company’s compensation and benefit plans, programs or policies or as required by applicable law.
5. Stock Options.
On January 27, 2009, the Company granted stock options to Executive covering 140,000 shares of common stock with a per share exercise price equal to the closing price of the Company’s stock on the date of grant. Such options will vest as to 25% of the covered shares on the date of grant, and shall vest as to the remaining covered shares in cumulative 25% share increments on each of the first, second, and third anniversary of the date of grant, if Executive is then employed by the Company. Other periodic stock and incentive stock option grants to Executive, if any, while the Company employs Executive during the Term shall be determined by the Board or a committee thereof in its discretion.

In the event of a termination pursuant to paragraph 8(d) hereof or a resignation pursuant to paragraph 9 hereof, for which purposes sections 10(a) and 10(c) of this Agreement shall control, all vested options held by Executive on the effective date of such termination or resignation shall be exercisable in accordance with the terms of such grants until the later of the date set forth in such grant or twelve (12) months following Executive’s date of termination, but in no event beyond the expiration date of the relevant option. Upon a change in control, as defined in the option agreement, all unvested options shall vest and become exercisable immediately in accordance with the terms of the option agreement. Except as set forth herein, the terms of the stock option grants under this paragraph 5 shall be otherwise in accordance with and subject to the terms of the Company’s 2001 Long Term Incentive Plan or successor plan and such terms and conditions as the Board or a committee thereof may specify.
6. Unauthorized Disclosure.
During the Term and at all times thereafter, Executive shall not, without the written consent of the Company, or except as required by applicable law, disclose to any person, other than a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of his duties as an executive officer of the Company, any material confidential information obtained by Executive while in the employ of the Company with respect to the businesses of the Company or any of its subsidiaries, including but not limited to, operations, pricing, contractual or personnel data, products, discoveries, improvements, trade secrets, license agreements, marketing information, suppliers, dealers, principles, customers, or methods of distribution, or any other confidential information the disclosure of which Executive knows, or in the exercise of reasonable care should know, will be damaging to the Company; provided, however, that confidential information shall not include any information known generally to the public or to persons in the industry of which the Company’s business is a part (in each case, other than as a result of unauthorized disclosure by Executive) or any information otherwise considered by the Company not to be confidential.
7. Indemnification.
     a. The Company shall defend, indemnify and hold harmless Executive if he is made a party, or threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative (a “Proceeding”), because he is or was an officer or director of the Company or any of its subsidiaries, affiliates, or successors, or because he is or was serving in a fiduciary capacity with respect to employee benefit plans of the Company, whether or not the basis of such Proceeding is alleged action in an official capacity or otherwise, against all Expenses incurred or suffered by him in connection with such Proceeding to the fullest extent authorized by the General Corporation Law of the State of Delaware and any other applicable law in effect from time to time, and such indemnification shall continue as to Executive even if he ceases to be an officer or director or is no longer employed by the Company, and shall inure to the benefit of Executive’s heirs, executors and administrators.
     b. As used in this Agreement, the term “Expenses” shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements and reasonable costs, reasonable attorneys’ fees, reasonable accountants’ fees, and reasonable disbursements and costs of attachment or similar bonds, investigations, and any reasonable expenses of establishing a right to indemnification under this Agreement.
     c. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company upon presentation of appropriate documentation and a giving by Executive of any undertakings required by applicable law.

8. Termination.
     a. Upon Death. If Executive dies while employed by the Company during the Term, his estate shall be entitled to receive payment of Base Salary through the last day of the six (6) months following the month in which his death occurred, payable over six (6) months at the Company’s normal pay periods. If, in respect of the fiscal year in which Executive dies the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive’s estate shall be entitled to receive a pro rata portion of his Incentive Compensation for such fiscal year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s death prior to the date of death, and the denominator of which is the total number of days in such fiscal year.
     b. Termination Upon Disability. The Company may terminate Executive’s employment hereunder during the Term at the end of any calendar month in the event of his Disability by giving to Executive written notice of termination. In the event of any such termination pursuant to this subparagraph 8(b), Executive shall be entitled to receive his Base Salary, payable in accordance with the Company’s customary payroll policy for it executives, through the last day of the six (6) months following the month in which the date of termination occurred. If in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(b) the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination on account of Disability prior to the date of termination, and the denominator of which is the total number of days in such fiscal year.
     c. Termination for Cause. The Company may terminate Executive’s employment hereunder at any time during the Term for Cause by giving to Executive written notice of termination that specifies the reasons for and date of termination, subject to the terms of sub-paragraph 10(a) hereunder. Upon any such termination for Cause under this subparagraph 8(c), the Company shall pay to Executive Base Salary through the date of termination, including the benefits provided at paragraph 3(d), and the Company shall have no further obligations under this Agreement.
     d. Termination Without Cause. The Company may terminate Executive’s employment with the Company at any time during the Term, for any reason and without Cause, by giving him written notice thirty (30) days prior to the date of termination. Until the effective date of any such termination, the Company shall continue to pay to Executive the full compensation specified in this Agreement, including the benefits provided at paragraph 3(d). Following the date of termination, Executive shall make himself reasonably available to members of the Board and other senior managers and officers of the Company to assist in the transition of responsibilities and information to others and to facilitate the orderly conduct of business operations. Upon termination, the Company shall have no other financial obligations to Executive under any compensation or benefit plan, program or policy and Executive’s participation in the Company’s compensation and benefit plans, programs and policies shall cease as of the date of Executive’s termination except as set forth herein or as expressly provided under the terms of any such plans, programs or policies, or as required by applicable law.

However, in addition to the above, if Executive is terminated (i) pursuant to this subparagraph 8(d) or (ii) the Term is not extended in accordance with Section 4 and for any reason other than Cause, the Company shall (i) pay Executive a severance amount equal to six (6) months Base Salary over the following six (6) months at the Company’s normal pay periods, and (ii) provide Executive coverage under the Company’s health insurance program, under the same terms as are available to other senior executive officers of the Company, for a period of six (6) months, after which Executive would be eligible for COBRA continuation coverage, or until he has obtained substantially equivalent new coverage, as determined by the Board or a committee thereof in its discretion, through successor employment, whichever occurs sooner. If, in respect of the fiscal year in which Executive’s employment terminates pursuant to this subparagraph 8(d), the Board or a committee thereof determines in its discretion that he would otherwise have been entitled to receive Incentive Compensation under subparagraph 3(c) by reason of the operations of the Company during such fiscal year, Executive shall be entitled to receive a pro rata portion of his Incentive Compensation for such year. Such pro rata portion shall equal the product of (x) the full amount of such Incentive Compensation, and (y) a fraction, the numerator of which is the number of days in the fiscal year of Executive’s termination without Cause prior to the date of termination, and the denominator of which is the total number of days in such fiscal year.
     e. Resignation for Other than Good Reason. Executive may voluntarily terminate his employment with the Company during the Term for any reason upon at least thirty (30) days prior written notice, which specifies the effective date of termination. Until the effective date of such termination, the Company shall continue to pay his the full compensation specified in this Agreement, including the benefits provided at paragraph 3(d), provided he continues to perform his duties during this period. Thereafter, the Company shall have no further obligations to him under this Agreement. This subparagraph 8(e) shall not apply to Executive’s resignation for Good Reason pursuant to paragraph 9 hereof.
     f. No Mitigation. The parties hereto acknowledge and agree that, in the event Executive’s employment with the Company is terminated pursuant to this paragraph 8, he shall not be required to mitigate his damages by affirmatively seeking other employment. Further, except as provided in subparagraph 8(d)(ii) above, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by him or benefit provided to him as the result of employment by another employer or otherwise.
     g. Non-Competition. For the period of two and a half months after termination of employment with the Company, Executive shall not, as an individual, principal, agent, employee, consultant or otherwise, directly or indirectly, or with respect to any company or entity with which the Company has concluded partnership, licensing, joint research and development or other similar business agreements during his employment with the Company, render any services to any firm or company or any division or subsidiary of any firm or company, engaged in the development or commercialization of compounds, analogs or derivatives of those compounds that (a) are of a similar type, that is, small molecules, (for example, but not limited to, small peptidomimetic molecules), (b) have more than one mechanism of action and cellular pathway in common with; and (c) are within the same field (i.e. oncology or inflammation) as, those being developed and or commercialized by the Company during the Term (“Competing Company”). In addition, for an additional period of six (6) months after the two and half-month period set forth above and subject to Section 6 hereof, Executive only may provide services to such a Competing Company if Executive does not work on, or furnish confidential information regarding, any matter related to such compounds defined above.

     h. Non-Disparagement. During the Term and thereafter, Executive shall not communicate negatively about or otherwise disparage the Company or its products or each and any of the released parties described in subparagraph 8(i) in any way whatsoever except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. The Company, acting in its official capacity, shall not make any public false, disparaging or derogatory statements in connection with or concerning Executive’s service to the Company except as may be required for truthful sworn testimony or in connection with a legal or administrative proceeding, report, claim or dispute. After termination, in the event Executive materially breaches any of the conditions set forth herein or in any other paragraph of this Agreement, the Company may discontinue the provision of any payment or benefits to him under this Agreement, and in such event he shall forfeit his entitlement to any further termination payments or benefits under this Agreement. After termination, in the event the Company materially breaches any of the conditions set forth herein or in any other paragraph of this Agreement, the Executive may pursue any remedies available to him at law.
     i. Release. In consideration of Executive’s receipt of severance benefits subject to and in accordance with subparagraphs 8(b) and (d) and paragraph 9 of this Agreement, Executive agrees that, upon his first receipt and acceptance of any such benefits, he shall have released and forever discharged the Company, its subsidiaries and affiliates, successors and assigns, predecessors and all of their respective officers, directors, employees and agents and employee benefits plans from all claims, demands, liabilities and causes of action arising out of facts or occurrences arising or occurring at any time up to and including the time of Executive’s termination or resignation, whether known or unknown, and the parties hereto contemplate that this release shall be broadly construed.
9. Resignation for Good Reason.
If Executive has Good Reason during the Term, Executive may resign at any time during the Term by providing at least thirty (30) days prior written notice to the Company that specifies the reason for, and the effective date of, his resignation. If Executive resigns during the Term for Good Reason, such resignation shall be deemed a Termination without Cause under subparagraph 8(d) hereof and Executive shall receive the compensation and benefits provided under subparagraph 8(d) hereof as if he had been terminated without Cause.
10. Definitions.
     a. “Cause” shall mean Executive’s (i) habitual drunkenness or drug addiction, (ii) material failure to perform and discharge his duties and responsibilities hereunder, (iii) misconduct that is materially and significantly injurious to the Company, (iv) conviction of a felony involving the personal dishonesty of Executive or moral turpitude, (v) conviction of any crime or offense involving the property of the Company or (vi) material breach of Executive’s obligations under this Agreement, provided, however, with regard to Section 10(a)(ii) and 10(a)(vi) above, the parties exclude for this purpose an action not taken in bad faith that is remedied by Executive promptly upon receipt of written notice thereof given to the Company.
     b. “Disability” shall mean the Executive’s incapacity due to physical or mental illness which prevents the proper performance of Executive’s duties as set forth herein or established pursuant hereto for ninety (90) days in any twelve (12) month period of the Term. A qualified independent physician mutually selected by the Company and the Executive shall determine any questions as to the existence or extent of illness or incapacity of Executive, upon which the Company and Executive cannot agree.

The determination of such physician certified in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement. For purposes of the disability provisions of this Agreement, if the Executive is unable to act on his own behalf due to incapacity, any person legally authorized to do so may act on the Executive’s behalf.
     c. “Good Reason” shall mean the occurrence of any of the following events during the Term: (A) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position, authority, duties or responsibilities as of the commencement of the Term or any other action by the Company which results in a diminution in any material respect in such position, duties or responsibilities, excluding for this purpose an isolated and inadvertent action not taken in bad faith that is remedied by the Company promptly after receipt of written notice thereof given by Executive; (B) a reduction by the Company in Executive’s annual Base Salary as in effect on the date hereof or subsequently in effect hereunder, except as agreed to by Executive, unless such change was applicable to all senior executives of the Company; (C) the failure by the Company to continue to provide Executive with benefits substantially similar to those enjoyed by him under any of the Company’s pension, life insurance, medical, health and accident, disability or other welfare plans in which he was participating as of the commencement of the Term or subsequently in effect hereunder, unless such change was applicable to all senior executives of the Company; (D) the failure by the Company to pay to Executive any deferred compensation when due under any deferred compensation plan or agreement applicable to him; (E) the failure by the Company to honor in any material respect the terms and provisions of this Agreement; or (F) a requirement by the Company that Executive conduct his duties and responsibilities from a permanent location more than fifty (50) miles from the place of employment, as defined in paragraph 2 herein.
11. Miscellaneous.
     a. Assignments and Binding Effect. The respective rights and obligations of the parties under this Agreement shall be binding upon the parties hereto and their heirs, executors, administrators, successors, and assigns, including, in the case of the Company, any other corporation or entity with which the Company may be merged or otherwise combined and, in the case of Executive, his estate or other legal representatives.
     b. No Assignment of Benefits. Except as otherwise provided herein or by applicable law, no right or interest of the Executive under this Agreement shall be assignable or transferable, in whole or in part, either directly or by the operation of law or otherwise, including without limitation execution, levy, garnishment, attachment, pledge or in any manner; no attempted transfer thereof shall be effective.
     c. Governing Law. This Agreement shall be governed as to its validity, interpretation and effect by the laws of the State of Maryland, without reference to its conflict of laws provisions.
     d. Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid, illegal, or unenforceable for any reason, the remaining provisions and portions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. Such invalid, illegal or unenforceable provision(s) shall be deemed modified to the extent necessary to make it (them) valid, legal, and enforceable.

     e. Withholding. All amounts payable hereunder shall be paid net of any applicable withholding required under federal, state or local laws and any additional withholding to which Executive has agreed.
     f. Entire Agreement; Amendments. This Agreement constitutes the entire Agreement and understanding of the Company and Executive with respect to the terms of Executive’s employment with the Company and supersedes all prior discussions, understandings and agreements with respect thereto.
     g. Captions. All captions and headings used herein are for convenient reference only and do not form part of this Agreement.
     h. Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing and signed by the Executive and the Board or its delegate. The failure of the Company or the Executive to insist upon strict compliance with the terms of this Agreement or the failure of the Company or the Executive to assert any right the Company or the Executive may have hereunder shall not be deemed a waiver of such provision or right or any other provision of this Agreement.
     f. Notice. Any notice or communication required or permitted under this Agreement shall be made in writing and shall be delivered by hand, or mailed by registered or certified mail, return receipt requested, first call postage prepaid, addressed as follows:
If to Executive:
Mark R. Bray
c/o EntreMed, Inc.
101 College Street
5-706
Toronto, Ontario
Canada, M5G1L7
If to the Company:
EntreMed, Inc.
9640 Medical Center Dive
Rockville, Maryland 20850
Attn.: General Counsel
With a copy to:
Arnold & Porter LLP
555 12th St., N.W.
Washington, D.C. 20004
Attn: Richard E. Baltz
     g. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of January 1, 2009.

EXECUTIVE

Mark R. Bray

ENTREMED, INC.
By:
	Name:	Cynthia Wong Hu
	Title:	Chief Operating Officer, General Counsel & Secretary